Exhibit 99.1

VSee Health, Inc. Receives Nasdaq Notice Regarding Delayed Form 10-Q Filing

BOCA RATON, Fla., September 11, 2024 – VSee Health, Inc. (the “Company”) (Nasdaq: VSEE), announced today that on September 6, 2024, the Company received a notice from The Nasdaq Stock Market LLC (“Nasdaq”) stating that because the Company had not yet filed its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024 (the “Form 10-Q”), the Company is not in compliance with Nasdaq’s listing rule 5250(c)(1), which requires timely filing of periodic financial reports with the Securities and Exchange Commission (the “SEC”).

The Nasdaq notice has no immediate effect on the listing or trading of the Company’s common stock or its public warrants on The Nasdaq Capital Market. The Company has until November 5, 2024 to submit to Nasdaq a plan to regain compliance. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to 180 calendar days from the Form 10-Q’s original due date, or until February 18, 2025, to regain compliance. The Company intends to take the necessary steps to regain compliance with Nasdaq’s listing rules and file the Form 10-Q as soon as practicable.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the Company’s ability to regain compliance with Nasdaq’s listing rules within the required timeframe. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly, including those risks set forth in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and other documents filed with the SEC. Copies of such filings are available on the SEC’s website at www.sec.gov. The Company does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Contacts

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com